UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

February 4, 2016

Date of report (Date of earliest event reported)

Agile Therapeutics, Inc.

(Exact name of Company as specified in its charter)

Delaware	001-36464	23-2936302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Poor Farm Road Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Company’s telephone number, including area code (609) 683-1880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 4, 2016, Agile Therapeutics, Inc. (the “Company”) issued a press release announcing the closing of the sale of an additional 826,771 shares of the Company’s common stock, $0.0001 par value per share, pursuant to the exercise of the option granted to the underwriters of the Company’s previously disclosed public offering. The additional shares were sold at the public offering price of $6.35 per share before underwriting discounts and commissions.  The closing of the sale of additional shares brings the total number of shares sold by the Company in the public offering to 6,338,583 and total gross proceeds to approximately $40.25 million. The total net proceeds to the Company from the offering, including the exercise of the option by the underwriters, are expected to be approximately $37.3 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Neither the disclosure on this Form 8-K nor the attached press release shall constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 4, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agile Therapeutics, Inc.

Dated: February 4, 2016	By:	/s/ Alfred Altomari
	Name:	Alfred Altomari
	Title:	President and Chief Executive Officer

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